NEWS RELEASE

The Hartford Reports Third Quarter 2018 Income From Continuing Operations, After Tax, Of $1.17 Per Diluted Share And Core Earnings Of $1.15 Per Diluted Share

•	Income from continuing operations, after tax, totaled $427 million compared with third quarter 2017 income from continuing operations, after tax, of $145 million ($0.40 per diluted share)

•
Core earnings* were $418 million, up from $130 million ($0.35 per diluted share*) in third quarter 2017, due to higher income from the Commercial Lines, Personal Lines, Group Benefits and Mutual Funds segments, including the favorable impact of a lower U.S. corporate tax rate, and a lower Corporate core loss

•
Property and casualty (P&C) combined ratio of 97.3 decreased 9.8 points from third quarter 2017 due to lower current accident year catastrophe losses, higher favorable prior year development (PYD) and a better underlying combined ratio*; P&C underlying combined ratio of 93.2 improved 0.7 point from third quarter 2017 due to stronger Personal Lines margins

•
Group Benefits net income of $77 million and core earnings of $102 million rose 8% and 55%, respectively, from third quarter 2017 due to premium growth and increased net investment income, both in large part due to the fourth quarter 2017 acquisition, and a lower effective tax rate

•
Book value per diluted share of $34.95 declined 6% from Dec. 31, 2017 due to lower net unrealized capital gains from higher interest rates and the impact of the removal of accumulated other comprehensive income (AOCI) related to the sale of Talcott Resolution; book value per diluted share (excluding AOCI)* was $39.12, up 11% due to net income in excess of common stock dividends

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Conn., October 25, 2018 – The Hartford (NYSE: HIG) reported third quarter 2018 income from continuing operations, after tax, of $427 million compared with $145 million in third quarter 2017. The $282 million increase was due to higher Commercial Lines, Personal Lines, Group Benefits and Mutual Funds income, including the benefit of a lower U.S. corporate tax rate, and a lower Corporate core loss. Income from continuing operations, after tax, per diluted share rose to $1.17 from $0.40 in third quarter 2017.

Core earnings of $418 million, or $1.15 per diluted share, in third quarter 2018 increased from $130 million, or $0.35 per diluted share, in third quarter 2017. In addition to the benefit of a lower U.S. corporate tax rate in 2018, core earnings rose from third quarter 2017 primarily due to better P&C underwriting results driven by lower current accident year catastrophe losses and higher favorable PYD. Other items that contributed to the increase in core earnings included growth in the Group Benefits business, primarily due to the contribution from the fourth quarter 2017 acquisition, and increased Mutual Funds assets under management.

“Third quarter financial results were excellent, with increased earnings in P&C, Group Benefits and Mutual Funds, including higher net investment income,” stated The Hartford’s Chairman and CEO Christopher Swift. “Core earnings increased to $418 million, and book value per diluted share, excluding AOCI, is up 11% in 2018. Year-to-date, our net income and core earnings return on equity were 16.4% and 12.7% annualized, reflecting strong operating results, the benefit of the sale of Talcott, and the lower U.S. corporate tax rate.”
The Hartford’s President Doug Elliot said, “Combined property and casualty underwriting results were strong, reflecting lower catastrophes, favorable prior year development and continued progress in Personal Lines. Catastrophe losses from 19 distinct events were above our budget for the quarter, but down significantly from last year which included losses from three hurricanes. Commercial Lines results remain strong, with exceptional results in Small Commercial, where the combined ratio improved to 87.6. Group Benefits earnings were again excellent, driven both by strong margins and the contribution from our 2017 acquisition, and the integration continues to go well. We’re very pleased with our sales and persistency results for the year, as well as with the excellent teamwork and focus of the combined organizations.”
Swift continued, “We're excited about the Navigators acquisition, which we announced in August, and its potential to accelerate our growth strategies in Middle Market and Specialty Commercial. Looking forward, we see continued opportunities to build on the momentum created in 2018. With an expanded talent base, broader product breadth and improved capabilities, we are well-positioned for the future.”

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended
	Sep 30 2018	Sep 30 2017	Change¹
Net income (loss) by segment:
Commercial Lines	$289	$90	NM
Personal Lines	51	8	NM
P&C Other Operations	9	18	(50%)
Property & Casualty	349	116	NM
Group Benefits	77	71	8%
Mutual Funds	41	26	58%
Sub-total	467	213	119%
Corporate	(35)	21	NM
Net income (loss)	$432	$234	85%
Less: Income from discontinued operations, after tax	5	89	(94%)
Income (loss) from continuing operations, after tax	$427	$145	194%
Less: Net realized capital gains (losses), excluded from core earnings, before tax	37	25	48%
Less: Integration and transaction costs associated with acquired business, before tax	(12)	—	(100)%
Less: Income tax benefit (expense), including amounts related to before tax items excluded from core earnings	(16)	(10)	(60)%
Core earnings	$418	$130	NM
Weighted average diluted common shares outstanding	364.1	367.0	(1%)
Income (loss) from continuing operations per diluted share[2]	$1.17	$0.40	193%
Net income (loss) per diluted share[2]	$1.19	$0.64	86%
Core earnings per diluted share[2]	$1.15	$0.35	NM
Select financial measures:
Common shares outstanding and dilutive potential common shares	364.2	364.1	—%
Book value per diluted share	$34.95	$47.33	(26%)
Book value per diluted share (excluding AOCI)	$39.12	$45.72	(14%)
Net income (loss) ROE[3], last 12-months	(14.0)%	2.7%	(16.7)
Core earnings ROE[3], last 12-months*	10.3%	5.9%	4.4
Select operating data:
Net investment income	$444	$404	10%
Annualized investment yield, before tax, excluding limited partnerships and other alternative investments (LPs)*	3.7%	3.8%	(0.1)
Annualized LP yield, before tax	10.6%	12.8%	(2.2)
P&C net investment income	$311	$303	3%
P&C annualized investment yield, before tax, excluding LPs*	3.8%	3.7%	0.1
Group Benefits net investment income	$117	$95	23%
Group Benefits annualized investment yield, before tax, excluding LPs*	3.9%	4.3%	(0.4)

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3] Return on equity (ROE) is calculated based on last 12-months net income and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

Third quarter 2018 consolidated net investment income increased 10% to $444 million, before tax, from $404 million, before tax, in third quarter 2017 primarily as a result of a higher level of invested assets due to the fourth quarter 2017 Group Benefits acquisition. Investment income from LPs of $45 million, before tax (10.6% annualized investment yield) was down slightly from $48 million (12.8% annualized investment yield) in third quarter 2017. Reflecting a generally benign credit environment, impairment losses in the quarter totaled $1 million, level with third quarter 2017.

The annualized investment yield, before tax, excluding LPs, was 3.7% in third quarter 2018, down modestly from 3.8% in third quarter 2017 primarily due to the impact of the acquired investment portfolio in Group Benefits. P&C investment yield, before tax, excluding LPs, was 3.8% in third quarter 2018, up from 3.7% in third quarter 2017 due, in part, to the impact of higher interest rates.

Book value per diluted share of $34.95 as of Sept. 30, 2018 decreased 6% from $37.11 as of Dec. 31, 2017, principally due to the impact of higher interest rates on unrealized capital gains (losses), as well as the removal of AOCI related to Talcott Resolution upon the closing of the sale of that business in second quarter 2018. Book value per diluted share (excluding AOCI) of $39.12 as of Sept. 30, 2018 increased 11% from $35.29 as of Dec. 31, 2017 due to net income in excess of common stock dividends year-to-date.

ROE, which is calculated on a 12-month trailing basis, was a net loss ROE of 14.0% in third quarter 2018 compared with net income ROE of 2.7% in third quarter 2017. The third quarter 2018 ROE calculation includes the fourth quarter 2017 loss on sale of Talcott Resolution and the fourth quarter 2017 charge related to U.S. corporate tax reform, while third quarter 2017 ROE includes the fourth quarter 2016 charge for the asbestos and environmental loss reserve development cover and the second quarter 2017 pension settlement charge.

Core earnings ROE was 10.3% in third quarter 2018, up 4.4 points from 5.9% in third quarter 2017 due to higher core earnings and lower average stockholders' equity, excluding AOCI.

THIRD QUARTER SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended
($ in millions)	Sep 30 2018	Sep 30 2017	Change¹
Core earnings (losses)
P&C segments:
Commercial Lines	$265	$81	NM
Personal Lines	47	7	NM
P&C Other Operations	8	18	(56)%
Property & Casualty	320	106	NM
Group Benefits	102	66	55%
Mutual Funds	41	26	58%
Sub-total	463	198	134%
Corporate	(45)	(68)	34%
Total	$418	$130	NM
Select operating data:
Commercial Lines
Combined ratio	96.1	108.6	(12.5)
Impact of catastrophes and PYD on combined ratio	2.3	15.5	(13.2)
Underlying combined ratio	93.7	93.2	0.5
Personal Lines
Combined ratio	98.4	104.0	(5.6)
Impact of catastrophes and PYD on combined ratio	6.6	9.1	(2.5)
Underlying combined ratio	91.8	94.9	(3.1)
Group Benefits
Loss ratio	75.5%	74.7%	0.8
Expense ratio	23.9%	25.8%	(1.9)
Net income margin	5.1%	7.7%	(2.6)
Core earnings margin*	6.7%	7.2%	(0.5)
Mutual Funds
Mutual fund and exchange-traded products (ETP) net flows	$245	$827	(70)%
Total Mutual Funds segment assets under management	$121,076	$111,724	8%

Commercial Lines

•
Commercial Lines net income of $289 million and core earnings of $265 million increased from $90 million and $81 million, respectively, in third quarter 2017 primarily due to lower current accident year catastrophe losses, higher favorable PYD and the effect of a lower U.S. corporate tax rate

•
As a result of lower current accident year catastrophes and higher favorable PYD, the underwriting gain of $70 million reversed from an underwriting loss of $149 million in third quarter 2017. The combined ratio of 96.1 improved 12.5 points from 108.6 in third quarter 2017

◦
Current accident year catastrophe losses were $95 million, before tax, (5.3 points on the combined ratio) due primarily to Hurricane Florence and multiple wind, hail and wildfire events, down from $270 million, before tax, (15.7 points on the combined ratio) in third quarter 2017, which included losses from hurricanes Harvey, Irma and Maria

◦
Net favorable PYD was $53 million, before tax, (3.0 points on the combined ratio) compared with $3 million, before tax (0.2 points on the combined ratio) of net favorable PYD in third quarter 2017 and was primarily due to favorable workers' compensation frequency and medical severity for accident years 2015 and prior, as well as reserve decreases for professional liability and 2017 catastrophe losses

•
The underlying underwriting gain* of $112 million declined 5% from third quarter 2017 and the underlying combined ratio of 93.7 was 0.5 point higher than in third quarter 2017 principally due to increased claim frequency in Middle Market workers' compensation and higher non-catastrophe property losses in Small Commercial, partially offset by better general liability and commercial auto results

◦	Small Commercial improved 0.5 point to 88.7 primarily due to lower general liability and auto liability losses, partially offset by higher non-catastrophe property losses

◦	Middle Market increased 3.2 points to 100.2 principally due to higher current accident year workers' compensation frequency trends

◦
Specialty Commercial improved 2.6 points to 96.0 primarily due to lower expenses compared with third quarter 2017 and higher premiums on retrospectively rated accounts, partially offset by margin compression in workers' compensation due to lower pricing, and in professional liability

•	Commercial Lines written premiums of $1.8 billion were up 3% from third quarter 2017 due to Small Commercial and Middle Market

◦
Small Commercial written premiums grew 1% from third quarter 2017 due to 9% growth in new business and stable retention, mostly offset by lower renewal written premium in workers' compensation and auto. New business growth was due to the renewal rights agreement with Farmers Group to acquire its Foremost-branded small commercial business

◦	Middle Market grew 7% over third quarter 2017 due to a 21% increase in new business premium and a 2 point improvement in policy count retention

◦	Specialty Commercial written premiums were flat with third quarter 2017, as increases in bond and financial products were offset by decreases in national accounts and captives

Personal Lines

•
Personal Lines net income of $51 million and core earnings of $47 million increased from $8 million and $7 million, respectively, in third quarter 2017 due to an improved auto underlying underwriting gain, a change to net favorable PYD, lower current accident year catastrophe losses, and the effect of a lower U.S. corporate tax rate

•
The underwriting gain of $14 million reversed from an underwriting loss of $37 million in third quarter 2017 and the combined ratio of 98.4 improved 5.6 points from 104.0 in third quarter 2017 primarily due to a 5.5 point improvement in the current accident year loss ratio before catastrophes, a 2.3 point favorable change in PYD, and a 0.2 point decrease in current accident year catastrophe losses, partially offset by a 2.3 point increase in the expense ratio

◦
Current accident year catastrophe losses were primarily related to wind, hail and wildfire events and totaled $74 million, before tax (8.7 points on the combined ratio), down from $82 million, before tax (8.9 points on the combined ratio), in third quarter 2017

◦
PYD included net favorable PYD on both auto liability and homeowners for a total of $18 million, before tax (2.1 points on the combined ratio), a reversal from net unfavorable PYD of $2 million, before tax (0.2 points on the combined ratio), in third quarter 2017

•
The underlying underwriting gain rose to $70 million from $47 million in third quarter 2017 and the underlying combined ratio of 91.8 was 3.1 points better than third quarter 2017 due to better current accident year results before catastrophes, principally due to earned pricing increases in both auto and homeowners and lower non-catastrophe weather losses in homeowners. The 5.5 point improvement in the current accident year loss ratio before catastrophes was partially offset by a 2.3 point increase in the expense ratio largely due to higher marketing spending during 2018 in order to generate higher levels of new business, as well as the effect of lower earned premium than in third quarter 2017

•
The auto combined ratio improved 7.4 points to 98.9 from 106.3 in third quarter 2017 due to a lower current accident year loss ratio before catastrophes, lower current accident year catastrophe losses, and higher net favorable PYD, partially offset by a higher expense ratio. The auto underlying combined ratio of 98.5 was 3.1 points better than in third quarter 2017 due to earned pricing increases in excess of loss costs, partially offset by higher expenses

•
The homeowners combined ratio improved to 96.9 from 97.9 in third quarter 2017 due to a lower current accident year loss ratio before catastrophes and change to net favorable PYD, partially offset by higher current accident year catastrophe losses. The underlying combined ratio was 76.3, a 2.6 point improvement over third quarter 2017 due to lower non-catastrophe weather losses, partially offset by higher expenses

•
Personal Lines written premiums of $854 million declined 8% from third quarter 2017 largely due to the effect of pricing actions over the past year on retention in the period. In third quarter 2018, new business premium increased by $11 million, or 23%, over third quarter 2017, reflecting the impact of the company's increased marketing spending on new business

◦	Auto new business premium of $47 million was up 27% from $37 million in third quarter 2017; Homeowners new business premium of $12 million was up 9% from $11 million in third quarter 2017

◦	Auto policy count retention of 83% increased 3 points from third quarter 2017 and 1 point from second quarter 2018 as renewal written pricing increases moderated

◦	Homeowners policy count retention of 83% was level with third quarter 2017 and declined 1 point from second quarter 2018

Group Benefits

•
Group Benefits net income of $77 million increased from $71 million in third quarter 2017 as a result of higher premiums and net investment income, largely from the fourth quarter 2017 acquisition, and a lower U.S. corporate tax rate, partially offset by integration costs and amortization of intangible assets. The net income margin declined to 5.1% from 7.7% in third quarter 2017 in large part due to third quarter 2018 integration costs of $9 million, after tax, and amortization of intangible assets of $12 million, after tax, both of which were related to the fourth quarter 2017 acquisition, as well as net realized capital losses in third quarter 2018 compared with net realized capital gains in third quarter 2017

•
Core earnings, which include the amortization of intangible assets related to the acquisition, were $102 million, up 55% from $66 million in third quarter 2017 primarily due to the acquisition and a lower U.S. corporate tax rate. The core earnings margin of 6.7% declined from 7.2% in third quarter 2017 largely due to the impact of the amortization of intangible assets in third quarter 2018, which did not occur in third quarter 2017

•
Fully insured ongoing premiums, excluding buyouts, of $1,353 million increased 68% from $803 million in third quarter 2017 primarily due to the acquisition, but also from strong sales and persistency in 2018. Fully insured ongoing sales, excluding buyouts, of $104 million increased 53% from $68 million in third quarter 2017

•	The total loss ratio of 75.5% increased 0.8 point from third quarter 2017 as a lower group life loss ratio was more than offset by a higher group disability loss ratio

◦	The 2.9 point increase in the group disability loss ratio was largely due to a decline in recoveries compared with very favorable levels in third quarter 2017

◦
The 1.1 point decrease in the group life loss ratio compared with third quarter 2017 reflects better mortality, partially offset by higher loss ratios of the acquired book due to its greater proportion of national accounts business

•	The expense ratio of 23.9% decreased 1.9 points from third quarter 2017 due to increased scale and a lower average commission rate due to the acquisition

Mutual Funds

•
Mutual Funds net income and core earnings of $41 million increased from $26 million in third quarter 2017 primarily due to growth in Mutual Funds segment assets under management (AUM), as well as the lower U.S. corporate tax rate

•	Mutual Funds segment AUM rose 8% compared with third quarter 2017 to $121 billion due to market appreciation and positive net flows over the last twelve months

•
Mutual fund and ETP net flows totaled $0.2 billion in third quarter 2018, down from $0.8 billion in third quarter 2017. Over the past four quarters, mutual fund and ETP net flows totaled $1.3 billion, contributing to the growth in AUM

Corporate

•
Corporate net loss was $35 million compared with net income of $21 million in third quarter 2017. Third quarter 2018 results included income from discontinued operations of $5 million, down from $89 million in third quarter 2017, due to the May 2018 sale of Talcott Resolution and the effect of tax true-ups on third quarter 2018 results

•
Core losses, which do not include income from discontinued operations, were $45 million compared with core losses of $68 million in third quarter 2017 primarily due to higher net investment income and lower interest expense, partially offset by a lower tax benefit due to the lower U.S. corporate tax rate

◦
Net investment income of $15 million, before tax, increased significantly from $5 million, before tax in third quarter 2017 as a result of higher average invested assets at the holding company due to the reinvestment of the proceeds from the May 2018 sale of Talcott Resolution, as well as higher short-term interest rates

◦
Corporate core losses included $9 million, before tax, of expenses formerly allocated to Talcott Resolution compared with $15 million, before tax, of such expenses in third quarter 2017. The company continues to expect that these costs will be eliminated over the next 15 months.

CONFERENCE CALL
The Hartford will discuss its third quarter 2018 financial results on a webcast at 9 a.m. EDT on Friday, October 26, 2018. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2018, and the Third Quarter 2018 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contacts
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant	Sean Rourke
860-547-8664	860-547-5688
matthew.sturdevant@thehartford.com	sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$1,785	$849	$—	$1,353	$—	$—	$3,987
Fee income	9	10	—	43	267	15	344
Net investment income	250	39	22	117	1	15	444
Other revenues	(1)	24	—	—	—	6	29
Net realized capital gains (losses)	29	5	3	(3)	—	4	38
Total revenues	2,072	927	25	1,510	268	40	4,842
Benefits, losses, and loss adjustment expenses	1,097	621	11	1,054	—	3	2,786
Amortization of DAC	264	68	—	12	4	—	348
Insurance operating costs and other expenses	359	173	3	319	212	25	1,091
Interest expense	—	—	—	—	—	69	69
Amortization of other intangible assets	2	1	—	15	—	—	18
Total benefits and expenses	1,722	863	14	1,400	216	97	4,312
Income (loss) before income taxes	350	64	11	110	52	(57)	530
Income tax expense (benefit)	61	13	2	33	11	(17)	103
Income (loss) from continuing operations, after-tax	289	51	9	77	41	(40)	427
Income from discontinued operations, after-tax	—	—	—	—	—	5	5
Net income (loss)	289	51	9	77	41	(35)	432
Less: Net realized capital gains (losses), excluded from core earnings, before tax	28	5	3	(3)	—	4	37
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(12)	—	—	(12)
Less: Income tax benefit (expense)	(4)	(1)	(2)	(10)	—	1	(16)
Less: Income from discontinued operations, after-tax	—	—	—	—	—	5	5
Core earnings (losses)	$265	$47	$8	$102	$41	$(45)	$418

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$1,723	$921	$—	$803	$—	$—	$3,447
Fee income	9	11	—	19	251	1	291
Net investment income	241	36	26	95	1	5	404
Other revenues	—	24	—	—	—	—	24
Net realized capital gains (losses)	13	2	1	9	—	1	26
Total revenues	1,986	994	27	926	252	7	4,192
Benefits, losses, and loss adjustment expenses	1,276	747	—	614	—	1	2,638
Amortization of DAC	253	76	—	8	5	(1)	341
Insurance operating costs and other expenses	352	162	1	204	207	26	952
Interest expense	—	—	—	—	—	79	79
Amortization of other intangible assets	—	1	—	—	—	—	1
Total benefits and expenses	1,881	986	1	826	212	105	4,011
Income (loss) before income taxes	105	8	26	100	40	(98)	181
Income tax expense (benefit)	15	—	8	29	14	(30)	36
Income (loss) from continuing operations, after-tax	90	8	18	71	26	(68)	145
Income from discontinued operations, after-tax	—	—	—	—	—	89	89
Net income (loss)	90	8	18	71	26	21	234
Less: Net realized capital gains (losses), excluded from core earnings, before tax	12	2	2	7	—	2	25
Less: Income tax benefit (expense)	(3)	(1)	(2)	(2)	—	(2)	(10)
Less: Income from discontinued operations, after-tax	—	—	—	—	—	89	89
Core earnings (losses)	$81	$7	$18	$66	$26	$(68)	$130

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2018, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments is the annualized net investment income on a Consolidated, P&C or Group Benefits level excluding limited partnerships and other alternative investments divided by such monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Sep 30 2018	Sep 30 2017	Sep 30 2018	Sep 30 2017	Sep 30 2018	Sep 30 2017
	Consolidated		P&C		Group Benefits
Annualized investment yield	4.0%	4.1%	4.1%	4.0%	4.1%	4.9%
Less: Impact on annualized investment yield of limited partnerships and other alternative investments	(0.3)%	(0.3)%	(0.3)%	(0.3)%	(0.2)%	(0.6)%
Annualized investment yield excluding limited partnerships and other alternative investments	3.7%	3.8%	3.8%	3.7%	3.9%	4.3%

Book value per diluted share (excluding AOCI): Book value per diluted share (excluding AOCI) is calculated based upon non-GAAP financial measures. It is calculated by dividing (a) total stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding or common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes it is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measures. A reconciliation of book value per diluted share, including AOCI to book value per diluted share (excluding AOCI) is set forth below.

	As of
	Sep 30 2018	Dec 31 2017	Change
Book value per diluted share	$34.95	$37.11	(6%)
Less: Per diluted share impact of AOCI	$(4.17)	$1.82	NM
Book value per diluted share (excluding AOCI)	$39.12	$35.29	11%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring and other costs, integration and transaction costs in connection with an acquired business, pension settlements, loss on extinguishment of debt, gains and losses on reinsurance transactions, income tax benefit from reduction in deferred income tax valuation allowance, impact of tax reform on net deferred tax assets, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions.
The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Results from discontinued operations are excluded from core earnings for businesses held for sale because such results could obscure trends in our ongoing businesses that are valuable to our investors' ability to assess the company's financial performance.
Net income (loss) and income from continuing operations (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations is net income, excluding the income (loss) from discontinued operations. Core earnings should not be considered as a substitute for net income (loss) or income (loss) from continuing operations and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), income (loss) from continuing operations and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to income from continuing operations to core earnings for the quarterly periods ended Sept. 30, 2018 and 2017, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Sept. 30, 2018.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Sept. 30, 2018 and 2017, is set forth below.

	Three Months Ended
Margin	Sep 30 2018	Sep 30 2017	Change
Net income margin	5.1%	7.7%	(2.6)
Less: Net realized capital gains (losses) excluded from core earnings, after tax	(0.1)%	0.5%	(0.6)
Less: Effect of integration and transaction costs, net of tax, on after tax margin	(0.6)%	—%	(0.6)
Less: Impact of lower tax rate on net deferred tax assets from filing of the 2017 tax return and finalization of opening balance sheet for the Aetna acquisition	(0.9)%	—%	(0.9)
Core earnings margin	6.7%	7.2%	(0.5)

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended Sept. 30, 2018 and 2017 is provided in the table below.

	Three Months Ended
	Sep 30 2018	Sep 30 2017	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income (loss) per share[1]	$1.19	$0.64	86%
Less: income from discontinued operations, after tax	0.02	0.24	(92%)
Income from continuing operations	$1.17	$0.40	193%
Less: Net realized capital gains (losses), excluded from core earnings, before tax	0.10	0.07	43%
Less: Integration and transaction costs associated with an acquired business	(0.03)	—	NM
Less: Income tax (expense) benefit on items excluded from core earnings	(0.05)	(0.02)	(150%)
Core earnings per share[1]	$1.15	$0.35	NM
[1] Includes dilutive potential common shares

Net investment income, excluding limited partnerships and other alternative investments: is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from such invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Sep 30 2018	Sep 30 2017	Sep 30 2018	Sep 30 2017	Sep 30 2018	Sep 30 2017
	Consolidated		P&C		Group Benefits
Total net investment income	$444	$404	$311	$303	$117	$95
Less: Income from limited partnerships and other alternative assets	45	48	35	34	10	14
Net investment income excluding limited partnerships and other alternative investments	$399	$356	$276	$269	$107	$81

Core Earnings Return on Equity: The company provides different measures of the return on stockholders' equity (“ROE”). Net income ROE is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of Core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.

A reconciliation of Consolidated Net income ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Sep 30 2018	Sep 30 2017
Net income (loss) ROE	(14)%	2.7%
Less: Net realized capital gains (losses) excluded from core earnings, before tax	0.8	(0.2)
Less: Loss on reinsurance transactions, before tax	—	(3.6)
Less: Pension settlement, before tax	—	(4.2)
Less: Integration and transaction costs associated with an acquired business	(0.3)	—
Less: Income tax (expense) benefit on items not included in core earnings	(6.1)	3.2
Less: Income (loss) from discontinued operations, after tax	(18.8)	1.8
Less: Impact of AOCI, excluded from core earnings ROE	0.1	(0.2)
Core earnings ROE	10.3%	5.9%

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Third Quarter 2018 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended Sept. 30, 2018 and 2017, is set forth in the Investor Financial Supplement for quarter ended Sept. 30, 2018, which is available on The Hartford's website, https://ir.thehartford.com.

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, market volatility and foreign exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; failure to complete our proposed acquisition of The Navigators Group, Inc. may cause volatility in our securities; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the potential for difficulties arising from outsourcing and similar third-party relationships; the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.